Exhibit 99.2

Bain Capital Specialty Finance, Inc. Forms Strategic Partnership with Pantheon

Joint Venture Further Expands BCSF’s Global Reach and Capabilities

BOSTON – February 11, 2021 – Bain Capital Specialty Finance, Inc. (NYSE: BCSF, the “Company”) today announced the formation of a joint venture with the private credit business of Pantheon (“Pantheon”), a leading global alternative private markets manager, to provide private direct lending solutions to middle market borrowers primarily across Europe and Australia.

The joint venture will invest through the International Senior Loan Program, LLC (“ISLP”). BCSF and Pantheon have agreed to contribute capital, subject to the terms of their agreement, to purchase equity interests in ISLP. The equity ownership of ISLP is expected to be approximately 70.5% for BCSF and approximately 29.5% for Pantheon, with investment decisions requiring approval by representatives of both BCSF and Pantheon. ISLP’s investment portfolio is expected initially to consist of approximately $320 million in investment principal of senior secured loans contributed by BCSF (the “Initial Portfolio”)(1).

The strategic partnership is expected to provide BCSF with enhanced balance sheet flexibility to expand its global capabilities and greater capacity to continue to invest in new senior secured loan investments to middle market companies. Giving effect to BCSF’s expected transfer of the Initial Portfolio to ISLP, BCSF’s pro forma ending debt-to-equity (net of cash) ratio is expected to be approximately 1.1x, down from approximately 1.3x as of December 31, 2020(2).

Bain Capital Credit has a global team dedicated to providing complete financing solutions to middle market companies across North America, Europe, and Australia. The team has been an active investor across Europe since 2007 and has been investing in Australia for nearly a decade. In total, the team has deployed over $13 billion in over 300 companies across its global direct lending strategy since 1999.

“Bain Capital Credit has had a global lending presence for over 15 years. Our partnership with Pantheon is a natural extension of our middle market lending expertise and scale and will allow us to further expand BCSF’s reach and capabilities into Europe and Australia -- markets where we continue to see attractive growth opportunities -- while driving long-term value to our shareholders,” said Michael Ewald, Chief Executive Officer of BCSF.

“The international reach of this partnership further strengthens Pantheon’s credit coverage and highlights our expertise and leading presence in private credit secondaries,” said Rakesh Jain, Partner and Global Head of Private Credit at Pantheon. “We have known Bain Capital Credit for many years and look forward to collaborating closely with them through this new joint venture.”

Key Transaction Highlights

•	Increased Scale to Expand Global Capabilities: ISLP will allow BCSF to expand its global capabilities through investing primarily in non-U.S. domiciled middle market borrowers; BCSF’s total equity commitment to ISLP allows for this investment to grow, with the potential for BCSF to increase its investment commitment over time;

•	Initial Diversified Portfolio of Senior Secured Loans: ISLP’s Initial Portfolio is expected to consist of a diversified portfolio across 18 companies with geographic exposure across 10 countries and operating across nine industries. 100% of the investment portfolio is expected to be comprised of senior secured loans;

•	Higher Portfolio Yields: BCSF’s investment in ISLP is expected to produce a low double digit yield to BCSF, resulting in higher portfolio yields on balance sheet to drive greater net investment income to BCSF; BCSF’s investment portfolio yield is expected to increase by approximately 0.2% on a pro forma basis based on the investment portfolio as of December 31, 2020;(2)(3)

•	Improved Balance Sheet: The transaction is expected to meaningfully de-leverage BCSF’s balance sheet. Giving effect to BCSF’s expected transfer of the Initial Portfolio to ISLP, BCSF’s pro forma debt-to-equity (net of cash) ratio is expected to be approximately 1.1x, down from approximately 1.3x as of December 31, 2020(2); and

•	Greater Capacity for New Investments: BCSF is expected to have greater balance sheet capacity to invest in new middle market loan investments and drive accretion to net investment income after giving effect to BCSF’s expected transfer of the Initial Portfolio to ISLP.

The transfer of the Initial Portfolio to ISLP is expected to occur by the end of February 2021, subject to certain conditions and final approval of the Company and Pantheon.

Please visit BCSF’s website located on the Events & Presentations page of the Investor Resources section of BCSF’s website at http://www.baincapitalbdc.com for an accompanying investor presentation.

Endnotes

(1)	On February 9, 2021, BCSF and Pantheon approved the transfer of the Initial Portfolio to ISLP, subject to certain closing conditions.

(2)	Based on BCSF’s preliminary balance sheet and BCSF’s expected contribution to ISLP of the Initial Portfolio, each as of quarter ended December 31, 2020. Net leverage represents principal debt outstanding less cash to equity.

(3)	The weighted average yield is computed as (a) the annual stated interest rate or yield earned on the relevant accruing debt and other income producing securities plus amortization of fees and discounts on the performing debt and other income producing investments, divided by (b) the total relevant investments at amortized cost. The weighted average yield does not represent the total return to our stockholders.

About International Senior Loan Program

BCSF and Pantheon formed the ISLP joint venture on February 9, 2021. ISLP’s principal purpose is to invest in middle market direct lending opportunities across Europe and Australia. BCSF and Pantheon have agreed to contribute capital up to (subject to the terms of their agreement) approximately $255 million in aggregate to purchase equity interests in ISLP, with BCSF and Pantheon contributing up to approximately $180 million and $75 million, respectively. Investment decisions of ISLP require the consent of both BCSF and Pantheon.

About Bain Capital Specialty Finance, Inc.

Bain Capital Specialty Finance, Inc. is an externally managed specialty finance company focused on lending to middle market companies. BCSF is managed by BCSF Advisors, L.P., an SEC-registered investment adviser and a subsidiary of Bain Capital Credit, L.P. Since commencing investment operations on October 13, 2016, and through September 30, 2020, BCSF has invested approximately $3,712.9 million in aggregate principal amount of debt and equity investments prior to any subsequent exits or repayments. BCSF’s investment objective is to generate current income and, to a lesser extent, capital appreciation through direct originations of secured debt, including first lien, first lien/last out, unitranche and second lien debt, investments in strategic joint ventures, equity investments and, to a lesser extent, corporate bonds. BCSF has elected to be regulated as a business development company under the Investment Company Act of 1940, as amended.

About Pantheon

Pantheon Group* (“Pantheon”) is a leading global private equity, infrastructure, real assets and debt investor that currently invests on behalf of over 660 institutional investors, including public and private pension plans, insurance companies, endowments and foundations. Founded in 1982, Pantheon has developed an established reputation in primary, co-investment and secondary private asset solutions across all stages and geographies. Our investment solutions include customized separate account programs, regional primary fund programs, secondaries, co-investment, infrastructure and real assets programs. Pantheon has four decades’ experience of investing in private markets.

Preliminary Financial Highlights

Actual results may differ materially from these estimates as a result of the completion of our financial closing procedures, final adjustments and other developments arising between now and the time that financial quarterly results for the three months ended December 31, 2020 are finalized.

Forward-Looking Statements

Certain information contained herein may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Statements other than statements of historical facts included herein may constitute forward-looking statements and are not guarantees of future performance or results and involve a number of risks and uncertainties. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in filings with the U.S. Securities and Exchange Commission. The Company undertakes no duty to update any forward-looking statement made herein. All forward-looking statements speak only as of the date of this press release.

Investor Contact:

Katherine Schneider

Tel. +1 212 803 9613

investors@baincapitalbdc.com

Media Contact:

Charlyn Lusk

Tel. +1 646 502 3549

clusk@stantonprm.com